EXHIBIT 11

                    CONTRIBUTION AND REIMBURSEMENT AGREEMENT

     THIS CONTRIBUTION AND REIMBURSEMENT AGREEMENT, dated as of December 18, 2006 (this "Agreement"), is made by and among (i) Appaloosa Management L.P., a limited partnership formed under the laws of the State of Delaware ("AMLP"), and
(ii) Cerberus Capital Management, L.P., a limited partnership formed under the laws of the State of Delaware ("Cerberus"). AMLP and Cerberus are sometimes referred to herein individually as a "Contributor" and jointly as the "Contributors." Capitalized terms used herein but not defined shall have the meanings given to them in the Equity Purchase and Commitment Agreement (as defined below).

                              W I T N E S S E T H:

     WHEREAS, A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware ("A-D Acquisition"), Harbinger Del-Auto Investment Company, Ltd., an exempted company incorporated in the Cayman Islands ("Del-Auto"), Dolce Investments LLC, a limited liability company formed under the laws of the State of Delaware ("Dolce"), Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation, UBS Securities LLC, a Delaware limited liability company, and Delphi Corporation, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, together with its subsidiaries, the "Company") intend to enter into that certain Equity Purchase and Commitment Agreement (the "Equity Purchase and Commitment Agreement");

     WHEREAS, (i) AMLP intends to enter into a letter agreement with A-D Acquisition and the Company pursuant to which AMLP commits to provide, subject to the terms and conditions of such letter agreement, funds to A-D Acquisition in connection with the transactions contemplated by the Equity Purchase and Commitment Agreement, and (ii) Cerberus intends to enter into a letter agreement with Dolce and the Company pursuant to which Cerberus commits to provide, subject to the terms and conditions of such letter agreement, funds to Dolce in connection with the transactions contemplated by the Equity Purchase and Commitment Agreement (the letter agreements referred to in clauses (i) and (ii), collectively, the "Letter Agreements");

     WHEREAS, the Contributors are, directly or indirectly, subject to certain joint and several liabilities in connection with any willful breach of the Equity Purchase and Commitment Agreement and the Letter Agreements (the "Obligations"), pursuant to the terms thereof; and

     WHEREAS, the Contributors desire to enter into this Agreement for the purpose of establishing the manner in which liability for the Payments (as defined below), if any, will be allocated among the Contributors.

     NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Contributors hereby covenant and agree as follows:

          1. Contribution and Reimbursement.

          (a) If, at any time, any Contributor gives notice (a "Contribution Notice") to the other Contributor of a Payment (which notice shall include either (x) a written notice or invoice from the Company requesting a Payment or
(y) a certificate from the Contributor who has made all or any portion of a Payment stating that it has made such Payment), then the other Contributor (i) shall be responsible for, and shall pay, such Contributor's Pro Rata Portion of such Payment to the Company, and (ii) shall, without duplication, reimburse the other Contributor (as required based on the amount of such Payment made by each such other Contributor), in each case, in an amount equal to such Contributor's Pro Rata Portion of such Payment. For the avoidance of doubt, the intent of this
Section 1 is to apportion the cumulative, aggregate amounts required to be paid by, and actually paid by, any Contributor and the other Contributor (directly or indirectly) as or in respect of Payments on a several basis between the Contributors in accordance with their respective Pro Rata Portions.

          (b) For purposes of this Agreement: (x) "Payment" or "Payments" means any amount required to be paid or paid, directly or indirectly (i) to the Company by any Contributor in respect of the Obligations, and (ii) in respect of any liabilities, losses, damages, deficiencies, judgments and costs and expenses (including, without limitation, interest, penalties, out-of-pocket expenses for investigation, defense and enforcement, and reasonable attorney's fees) incurred, paid or sustained, directly or indirectly (if applicable), in connection with the Obligations; and (y) "Pro Rata Portion" with respect to any Contributor means the percentage set forth next to such Contributor's name on Exhibit A attached hereto.

          (c) All amounts due hereunder shall be paid, or, as applicable, reimbursed by the Contributors in immediately available funds to the Company or the other Contributor within two (2) Business Days after receipt by a Contributor of a Contribution Notice and any amounts not paid within such time shall accrue interest at a rate of fifteen percent (15%) per annum (compounded quarterly), but in no event in excess of the maximum rate permitted by applicable law. Each Contributor hereby waives any right to question the validity or amount of any Payment made by the other Contributor, it being intended that the actual payment to the Company of any Payment or the incurrence of any liabilities, losses, damages, deficiencies, judgments and costs and expenses (including, without limitation, interest, penalties, out-of-pocket expenses for investigation, defense and enforcement, and reasonable attorney's fees) referred to in the definition of "Payment" in Section 1(a) shall conclusively establish any Contributor's (who has made a Payment) right to be reimbursed pursuant to this Section 1.

          2. Obligations Unconditional; No Prohibition on Rights and Remedies for Breach of Transactions Agreements.

          (a) The payment and reimbursement obligations of each Contributor under this Agreement are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the Company's rights under the Equity Purchase and Commitment Agreement and the Letter Agreements or any agreement or instrument relating thereto, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of the parties hereto that such obligations shall be absolute and unconditional under any and all circumstances. With respect to its obligations hereunder, except as set forth in the first sentence of Section 1(a) hereof, each

Contributor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any other Contributor exhaust any right, power or remedy or proceed against any person or entity.

          (b) Nothing contained in this Agreement shall preclude or prohibit any Contributor from taking any actions and otherwise exercising any rights or remedies, at law or in equity, against the other Contributor with respect to such other Contributor's breach of the Letter Agreements, the Transaction Agreements or any other documents or agreements entered into in connection therewith. Each of the Contributors acknowledges, and agrees to, the immediately preceding sentence.

          3. Reinstatement. The payment and reimbursement obligations of each Contributor under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of such Contributor in respect of any obligation hereunder is rescinded or must be otherwise restored by the person or entity receiving such payment, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

          4. Representations and Warranties. Each Contributor, severally but not jointly, represents and warrants to the other Contributor as to itself as follows:

          (a) Such Contributor has full power, authority and legal right to execute, deliver, perform and observe the provisions of this Agreement, including, without limitation, the payment of all moneys hereunder.

          (b) The execution, delivery and performance by such Contributor of this Agreement has been duly authorized by all necessary action under its constituent documents.

          (c) This Agreement constitutes the legal, valid and binding obligation of such Contributor, enforceable in accordance with its terms, subject as to enforceability to bankruptcy, insolvency and other similar laws affecting creditors' rights generally and general equity principles.

          (d) No authorization, approval, consent or permission (governmental or otherwise) of any court, agency, commission or other authority or entity is required for the due execution, delivery, performance or observance by such Contributor of this Agreement or for the payment of any sums hereunder.

          (e) Neither the execution and delivery of this Agreement by such Contributor, nor the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof, conflicts or will conflict with or result in a breach of any of the terms, conditions or provisions of the constituent documents of such Contributor, or of any law, order, writ, injunction or decree of any court or governmental authority, or of any agreement or instrument to which such Contributor is a party or by which it is bound, or constitutes or will constitute a default thereunder.

          5. Notices. All notices, consents, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) in accordance with
Section 13 of the Equity

Purchase and Commitment Agreement (it being understood that notice given or made to an Affiliate of a Contributor if such Affiliate is a party to the Equity Purchase and Commitment Agreement shall be deemed to be a notice given or made to such Contributor).

          6. Taxes. To the fullest extent permitted by law, all payments to be made pursuant to this Agreement shall be made without any withholding on account of taxes, levies, duties or any other deduction whatsoever. If a Contributor is required by law to withhold or deduct any sum from payments required under this Agreement, such Contributor shall, to the extent permitted by applicable law, increase the amount paid by it so that, after all withholdings and deductions, the amount received by the applicable receiving party shall equal the amount such receiving party would have received without any such deduction.

          7. Governing Law; Consent to Jurisdiction. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to the conflict of laws principles thereof). In addition, each party (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of New York, New York County solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the courts of the State of New York, New York County are an inconvenient forum for any action, suit or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby, (iv) agrees that it will not bring any action relating to this Agreement in any court other than the courts of the State of New York, New York County and (v) to the fullest extent permitted by law, consents to service being made through the notice procedures set forth in Section 5.

          8. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10. No Waiver; Cumulative Remedies. No party hereto shall by any act (except by a written instrument pursuant to Section 11) of delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that would otherwise be available on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

          11. Amendments and Waivers. None of the terms or provisions of this Agreement may be waived, amended or supplemented or otherwise modified except by a written instrument executed by each party hereto.

          12. Assignment; Successors and Assigns; No Third-Party Rights. No party may assign its rights nor delegate its obligations under this Agreement, in whole or in part, without the prior written consent of each other party hereto. Any purported assignment or delegation made without the prior written consent of each other party hereto shall be null and void. This Agreement shall be binding upon the successors and permitted assigns of the parties hereto and shall inure to the benefit of each party and such successors and permitted assigns. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and permitted assigns and no other person or entity.

          13. Counterparts. This Agreement may be executed in any number of separate counterparts, including by facsimile, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

          14. No Recourse. Notwithstanding anything to the contrary herein, each Contributor acknowledges and agrees that (i) no person or entity other than a Contributor shall have any obligation under this Agreement, (ii) no recourse under this Agreement shall be had against any past, current or future officer, director, agent, employee, affiliate or advisor of any Contributor, or any past, current or future director, officer, agent, employee, advisor, general or limited partner, member, stockholder, affiliate, assignee or successor of any of the foregoing (collectively, the "Relevant Persons"), as such, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any law or otherwise and (iii) no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Relevant Person, as such, for any obligation of the applicable Contributor under this Agreement or for any claim relating to, based on, or in respect of or by reason of such obligation.

          15. Effectiveness. This Agreement is expressly contingent on, and shall only become effective, and the rights hereunder enforceable, at the time that the Equity Purchase and Commitment Agreement is duly executed by the parties thereto.

                [Remainder of the page intentionally left blank.]

     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement on the date first above written.

                                                  APPALOOSA MANAGEMENT L.P.


                                                  By:  /s/ Ronald Goldstein
                                                     ---------------------------
                                                  Name:   Ronald Goldstein
                                                  Title:  Partner

                                                  CERBERUS CAPITAL MANAGEMENT,
                                                  L.P.


                                                  By:  /s/ Scott Cohen
                                                     ---------------------------
                                                  Name:   Scott Cohen
                                                  Title:  Managing Director

                                                                       EXHIBIT A

                                PRO RATA PORTIONS

             CONTRIBUTORPRO                           PRO RATA PORTION
-------------------------------------------    ---------------------------------
       Appaloosa Management L.P.                          50%
    Cerberus Capital Management, L.P.                     50%